UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

HC2 Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HC2 Holdings, Inc.

Supplemental Information to Consent Revocation Statement

On April 21, 2020, the holder of the Series A-2 Preferred Stock entitled to give a waiver agreed that such holder will not seek to exercise its right to require HC2 Holdings, Inc. (the “Company”) to redeem the shares of such Series A-2 Preferred Stock if such redemption right were to arise as a result of the outcome of the Consent Solicitation based on one of the change of control prongs of the Certificate of Designation (which prong may require the Company to make an offer to redeem the Preferred Stock if any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) obtains the power to elect a majority of the members of the Board). Accordingly, in light of the foregoing, as well as the waiver by the holder of the Series A Preferred Stock referenced in the Company’s supplemental disclosure on April 17, 2020, the Company has obtained the waivers of the Series A Requisite Holders and the Series A-2 Requisite Holders (as defined in the respective Certificates of Designation). Therefore, if the Percy Rockdale Nominees become a majority of the Board pursuant to the Consent Solicitation, the Company will not be required to offer to redeem the shares of the Series A Preferred Stock and the Series A-2 Preferred Stock as a result of the foregoing waivers, as well as the Board’s prior action approving the Percy Rockdale Nominees as “Continuing Directors” solely for purposes of the Certificates of Designation.

Terms used in this document, but not otherwise defined, have the meanings ascribed to such terms in the definitive consent revocation statement on Schedule 14A, File No. 001-35210, filed by the Company with the U.S. Securities and Exchange Commission on April 3, 2020, as supplemented on April 17, 2020.